Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF SERIES A PREFERRED STOCK OF

GENERAL MOLY, INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

The undersigned, Scott Roswell and Michael K. Branstetter, the Chief Legal Officer and Secretary, respectively, of General Moly, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), do hereby certify, in the name of and on behalf of the Corporation, and as its corporate act, that in accordance with the Corporation’s Bylaws and the Corporation’s Certificate of Incorporation, pursuant to action taken on March 21, 2019, the Board adopted the following resolutions:

RESOLVED, that there is hereby established a series of Series A Preferred Stock, par value $0.001 per share, of the Corporation, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

1.                                      Designation. The distinctive serial designation of such series of Preferred Stock is “Series A Preferred Stock” (“Series A”). Each share of Series A shall be identical in all respects to every other share of Series A, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 4(a) below

2.                                      Number of Shares. The authorized number of shares of Series A shall be 55,000. Shares of Series A that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Series A.

3.                                      Definitions. As used herein with respect to Series A:

(a)                                 “Board of Directors” means the board of directors of the Corporation.

(b)                                 “Bylaws” means the Amended and Restated Bylaws of the Corporation, as they may be amended from time to time.

(c)                                  “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City are generally authorized or obligated by law, regulation or executive order to close.

(d)                                 “Certificate of Designations” means this Certificate of Designations relating to the Series A, as it may be amended from time to time.

(e)                                  “Certificate of Incorporation” shall mean the Certificate of Incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.

(f)                                   “Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

(g)                                  “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation (other than Series A) that ranks junior to Series A either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(h)                                 “Original Issue Price” means $100.00 per share of Series A.

(i)                                     “Preferred Stock” means any and all series of Preferred Stock of the Corporation, including the Series A.

(j)                                    “Trading Price”:  On any trading day, the daily volume weighted average price for the Common Stock on NYSE American during such trading day beginning at 9:30:01 a.m., New York City time (or such other official open of trading established by NYSE American) and ending at 4:00 p.m., New York City time (or such other official close of trading established by NYSE American) as reported by Bloomberg Financial Services through its “Volume at Price” function.

(k)                                 “Voting Preferred Stock” means, with regard to any matter as to which the holders of Series A are entitled to vote as specified in Section 8 of this Certificate of Designations, any and all series of Preferred Stock (other than Series A) that rank equally with Series A either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable with respect to such matter.

4.                                      Dividends.

(a)                                 Rate. Holders of Series A shall be entitled to receive, when, as and if declared by the Board of Directors (or any duly authorized committee of the Board of Directors) out of funds legally available for the payment of dividends under Delaware law, cumulative dividends at the rate per annum equal to 5.0% of the Original Issue Price.  Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.  Such dividends shall be payable, at the Corporation’s sole discretion, in (i) cash, (ii) shares of Series A, or (iii) any combination thereof.   Such dividends shall be payable annually in arrears (as provided below in this Section 4(a)), but only when, as and if declared by the Board of Directors (or any duly authorized committee of the Board of Directors), on March 27 of each year (each, a “Dividend Payment Date”), commencing on March 27, 2020; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such dividend shall instead be payable on the immediately succeeding Business Day, without interest or other payment in respect of such delayed payment. Holders of Series A shall not be entitled to receive any dividends not declared by the Board of Directors (or any duly authorized committee of the Board of Directors) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.

Dividends that are payable on Series A on any Dividend Payment Date will be payable to holders of record of Series A as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date or such other record date fixed by the Board of Directors (or any duly authorized committee of the Board of Directors) that is not more than 60 days nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the date of original issue of the Series A, provided that, for any share of Series A issued after such original issue date, the initial Dividend Period for such shares may commence on and include such other date as the Board of Directors (or any duly authorized committee of the Board of Directors) shall determine and publicly disclose) and shall end on and include the calendar day next preceding the next Dividend Payment Date. Dividends payable on the Series A in respect of any Dividend Period shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable in respect of a Dividend Period shall be payable in arrears — i.e., on the first Dividend Payment Date after such Dividend Period.

Holders of Series A shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A as specified in this Section 4 (subject to the other provisions of this Certificate of Designations).

(b)                                 Participation with Common. So long as any share of Series A remains outstanding, the Series A shall be entitled to participate in any dividend declared or paid on the Common Stock as if such shares of Series A had been converted to Common Stock as of the applicable record date for such dividend (as calculated pursuant to the conversion procedures set forth in Section 5 below). No dividends shall be declared or paid on the Common Stock without payment of similar and all accrued and unpaid dividends to the Series A.

5.                                      Conversion.

(a)                                 Voluntary Conversion.  At any time after the initial issuance date thereof, any holder of shares of Series A may elect to convert any whole number of such shares of Series A into shares of Common Stock at an initial rate equal 370.37 shares of Common Stock for every one (1) share of Series A (the “Conversion Rate”).

(b)                                 Conversion Rate Adjustment.  The Conversion Rate shall be subject to adjustment from time to time for stock splits, stock dividends, combinations or recapitalizations.

(c)                                  Cancellation of Dividends.  Upon any voluntary or mandatory conversion of the Series A, any accrued and unpaid dividends will be canceled.

6.                                      Redemption.

(a)                                 Mandatory Redemption. The Series A is perpetual and has no maturity date. The Corporation shall redeem all of the shares of Series A at the time outstanding, on such date as the Corporation’s Senior Convertible Promissory Notes that were issued in December 2014 become due and payable in accordance with their terms (as may be modified from time to time), at a redemption price per share equal to the Original Issue Price, plus an amount equal to any dividends per share that have accrued but not been paid for the then-current Dividend Period to but excluding the redemption date, whether or not such dividends have been declared. The redemption price for any shares of Series A shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4(a) above.

(b)                                 No Sinking Fund. The Series A will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A will have no right to require redemption of any shares of Series A.

(c)                                  Notice of Redemption. Notice of every redemption of shares of Series A shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 10 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A. Notwithstanding the foregoing, if the Series A are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series A at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Series A to be redeemed; (3) the redemption price per share; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)                                 Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

7.                                      Liquidation Rights.

(a)                                 Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of

Series A shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to the Series A as to such distribution, in full an amount per share equal to the Original Issue Price, as such may be adjusted from time to time for stock splits, stock dividends, combinations or recapitalizations (the “Liquidation Preference”), together with an amount equal to all dividends (if any) that have been declared but not paid prior to the date of payment of such distribution (but without any amount in respect of dividends that have not been declared prior to such payment date).

(b)                                 Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(c)                                  Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 7, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series A receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

8.                                      Voting Rights.

(a)                                 General. The holders of Series A shall vote together with holders of Common Stock as a single class (as if the Series A had been converted to Common Stock in accordance with the conversion procedures set forth in Section 5 above as of the record date for of any such vote) on all matters for which the Common Stock shall be entitled to vote pursuant to the Certificate of Incorporation.

(b)                                 Other Voting Rights. So long as any shares of Series A are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least a majority of the shares of Series A and any Voting Preferred Stock at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)                                     Authorization of Senior Stock. Any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock of the Corporation ranking senior to the Series A with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii)                                  Amendment of Series A. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series A, taken as a whole; or

(iii)                               Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series A, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series A remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 8(b), any increase in the amount of the authorized or issued Series A or authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock ranking equally with and/or junior to the Series A with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series A.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 8(b) would adversely affect the Series A and one or more but not all other series of Preferred Stock, then only the Series A and such series of Preferred Stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of Preferred Stock).

(c)                                  Changes for Clarification. Without the consent of the holders of the Series A, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A, the Corporation may amend, alter, supplement or repeal any terms of the Series A:

(i)                                     to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or

(ii)                                  to make any provision with respect to matters or questions arising with respect to the Series A that is not inconsistent with the provisions of this Certificate of Designations.

(d)                                 Changes after Provision for Redemption. No vote or consent of the holders of Series A shall be required pursuant to this Section 8 if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series A shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption.

(e)                                  Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series A (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors (or any duly authorized committee of the Board of Directors), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, applicable law. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series A and all Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series A are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.

9.                                      Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A may deem and treat the record holder of any share of Series A as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

10.                               Notices. All notices or communications in respect of Series A shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.

11.                               Rank. For the avoidance of doubt, the Board of Directors (or any duly authorized committee of the Board of Directors) may, without the vote of the holders of Series A, authorize and issue additional shares of Junior Stock or shares of any class or Series of stock of the Corporation now existing or hereafter authorized that ranks equally with the Series A in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

12.                               No Preemptive Rights. No share of Series A shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

13.                               Other Rights. The shares of Series A shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

IN WITNESS WHEREOF, General Moly, Inc. has caused this Certificate to be signed and attested by its duly authorized officers this 21 day of March, 2019.

GENERAL MOLY, INC.

		By:	/s/ Scott Roswell
		Name:	Scott Roswell
		Title:	Chief Legal Officer

Attest:

By:	/s/ Michael K. Branstetter
Name:	Michael K. Branstetter
Title:	Secretary